EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Republic Services, Inc. of our report dated February 20, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Notes 1, 4 and 17, as to which the date is May 5, 2008, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Allied Waste Industries, Inc., which appears in Allied Waste Industries, Inc.’s current report on Form 8-K dated May 5, 2008.
We also consent to the incorporation by reference in this Registration Statement of our report dated February 20, 2008, except for the effects of the change in reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is May 5, 2008, relating to the consolidated financial statements and financial statement schedule of Browning-Ferris Industries, LLC, which appears in the current report on Form 8-K referred to above.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, Arizona
December 8, 2008